Exhibit 10.3

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), entered into as of December 11, 2006, by and between RAIT Investment Trust, a Maryland real estate investment trust (the “Company”), with a principal office in Philadelphia, Pennsylvania, and Scott F. Schaeffer (“Executive”).

WHEREAS, the Company and Executive previously entered into an Amended and Restated Employment Agreement, as of January 23, 2002, (the “Prior Agreement”);

WHEREAS, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Taberna Realty Finance Trust (“Taberna”), pursuant to which Taberna will become a wholly-owned subsidiary of the Company as of the closing of the transactions contemplated by the Merger Agreement (the “Merger”);

WHEREAS, concurrently with the execution of the Merger Agreement and in order to induce Taberna to enter into the Merger Agreement, the Company and Executive entered into a waiver agreement dated June 8, 2006, pursuant to which Executive agreed to waive the Good Reason (as defined in the Prior Agreement) termination provisions under his Prior Agreement as a result of a change in Betsy Cohen’s position with the Company and any change in his positions or duties directly attributable to or directly in connection with the Merger, provided that such waiver is expressly conditioned on (i) the consummation of the Merger, and (ii) Executive and the Company entering into an amendment to the Prior Agreement containing terms generally set forth in Section 6.1(xi) of the Parent Disclosure Letter to the Merger Agreement;

WHEREAS, the Company and Executive have agreed to the changes to the Prior Agreement to satisfy the conditions set forth in Section 6.1(xi) of the Parent Disclosure Letter to the Merger Agreement and to make certain additional changes to the Prior Agreement;

WHEREAS, Executive desires to continue employment with the Company, and the Company desires to continue to employ Executive upon the terms and conditions set forth herein; and

WHEREAS, this Agreement shall only become effective upon the consummation of the Merger.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows, effective as of the consummation of the Merger:

1. Employment. The Company continues to employ Executive, and Executive hereby accepts such continued employment and agrees to perform Executive’s duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth.

1.1 Employment Term. This Agreement shall be effective as of the consummation of the Merger (the “Effective Date”), and shall continue until the third anniversary of the consummation of the Merger, unless the Agreement is terminated sooner in accordance with Section 2 or 3 below. In addition, the term of the Agreement shall automatically renew daily so that it is at all times for a three year period. The period commencing on the Effective Date and ending on the date on which the term of Executive’s employment under the Agreement shall terminate is hereinafter referred to as the “Employment Term.” If the Merger is not consummated, this Agreement shall be null, void and without effect.

1.2 Duties and Responsibilities. Executive shall serve as the Co-President and serve as the Co-Chief Operating Officer of the Company. Executive shall perform all duties and accept all responsibilities incident to such positions as may be reasonably assigned to him by the Board of Trustees of the Company (the “Board”).

1.3 Extent of Service. Executive agrees to use Executive’s best efforts to carry out Executive’s duties and responsibilities under Section 1.2 hereof and, consistent with the other provisions of this Agreement, to devote such business time, attention and energy thereto as is reasonably necessary to carry out those duties and responsibilities. The foregoing shall not be construed as preventing Executive from providing service to, or making investments in, other businesses or enterprises provided there is no conflict with Executive’s ability to satisfy his obligations to the Company.

1.4 Base Salary. For all of the services rendered by Executive hereunder, the Company shall continue to pay Executive a base salary (“Base Salary”), at the annual rate of $500,000, payable in installments at such times as the Company customarily pays its other senior level executives. Executive’s Base Salary shall be reviewed annually for appropriate increases by the Board pursuant to the Board’s normal performance review policies for senior level executives but shall not be decreased.

1.5 Bonus. Executive shall continue to be eligible to receive annual bonuses in such amounts as the Board may approve in its sole discretion or under the terms of any annual incentive plan of the Company maintained for other senior level executives.

1.6 Retirement and Welfare Plans and Perquisites. Executive shall continue to be entitled to participate in all employee retirement and welfare benefit plans and programs or executive perquisites made available to the Company’s senior level executives as a group or to its employees generally, as such retirement and welfare plans or perquisites may be in effect from time to time and subject to the eligibility requirements of the plans. Nothing in this Agreement shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time as the Company deems appropriate.

1.7 Reimbursement of Expenses; Vacation. Executive shall continue to be provided with reimbursement of reasonable expenses related to Executive’s employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group, and shall be entitled to vacation and sick leave in accordance with the Company’s vacation, holiday and other pay for time not worked policies.

1.8 Incentive Compensation. Executive shall continue to be entitled to participate in any short-term and long-term incentive programs (including without limitation any stock option plans) established by the Company for its senior level executives generally, at levels commensurate with the benefits provided to other senior executives and with adjustments appropriate for his position as Co-President and Co-Chief Operating Officer.

1.9 Car Allowance. The Company shall continue to provide Executive with a car allowance of not less than $500 per month.

2. Termination. Executive’s employment shall terminate upon the occurrence of any of the following events:

2.1 Termination Without Cause; Resignation for Good Reason.

(a) The Company may remove Executive at any time without Cause (as defined in Section 4) from the position in which Executive is employed hereunder upon not less than sixty (60) days’ prior written notice to Executive; provided, however, that, that in the event that such notice is given, Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment. In addition, Executive may initiate a termination of employment by resigning under this Section 2.1 for Good Reason (as defined in Section 4). Executive shall give the Company not less than sixty (60) days’ prior written notice of such resignation.

(b) Upon any removal or resignation described in Section 2.1(a) above, Executive shall be entitled to receive only the amount due to Executive under the Company’s then current severance pay plan for employees, if any. No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any benefits accrued and earned in accordance with the terms of any applicable benefit plans and programs of the Company.

(c) Notwithstanding the provisions of Section 2.1(b), in the event that Executive executes and does not revoke a written mutual release upon such removal or resignation, in a form acceptable to the Company (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which Executive has accrued and is due a benefit), and any claims against Executive for actions within the scope of his employment by the Company, Executive shall be entitled to receive, in lieu of the payment described in Section 2.1(b), the following:

(i) Executive shall receive a lump sum cash payment equal to one and a half times the sum of (x) Executive’s Base Salary, as in effect immediately prior to his termination of employment and (y) the average annual cash bonus Executive received for the three year period immediately prior to his termination of employment. One-half of the amount described in the preceding sentence shall be consideration for Executive’s entering into the restrictive covenants described in Section 5 below. Payment shall be made within thirty (30) days after the effective date of the termination or the end of the revocation period for the Release, if later.

(ii) For a period of eighteen (18) months following the date of termination, Executive shall continue to receive the medical coverage in effect at the date of his termination (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, at the same premium rate as may be charged from time to time for employees generally, as if Executive had continued in employment during such period; or, as an alternative, the Company may elect to pay Executive cash in lieu of such coverage in an amount equal to Executive’s after-tax cost of continuing such coverage, where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). The COBRA health care continuation coverage period under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), shall run concurrently with the foregoing eighteen (18) month benefit period.

(iii) Executive shall also receive any other amounts earned, accrued and owing but not yet paid under Section 1 above, including a pro rata portion of Executive’s target annual cash bonus for the fiscal year of his termination (or, in the absence of a target bonus opportunity for the fiscal year, 100% of Executive’s Base Salary) (the “Cash Bonus”). The pro rated Cash Bonus shall be determined by multiplying the Cash Bonus by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the fiscal year prior to his termination of employment and the denominator of which is three hundred sixty-five (365)

2.2 Voluntary Termination. Executive may voluntarily terminate his employment for any reason upon thirty (30) days’ prior written notice. In such event, after the effective date of such termination, except as provided in Section 2.1 with respect to a resignation for Good Reason, no further payments shall be due under this Agreement, except that Executive shall be entitled to any benefits accrued and due in accordance with the terms of any applicable benefit plans and programs of the Company.

2.3 Disability. The Company may terminate Executive’s employment if Executive has been unable to perform the material duties of his employment for a period of ninety (90) consecutive days in any twelve (12) month period because of physical or mental injury or illness (“Disability”); provided, however, that the Company shall continue to pay Executive’s Base Salary until the Company acts to terminate Executive’s employment. Executive agrees, in the event of a dispute under this Section 2.3 relating to Executive’s Disability, to submit to a physical examination by a licensed physician jointly selected by the Board and Executive. If the Company terminates Executive’s employment for Disability, Executive shall be entitled to receive the following:

(a) The Company shall pay to Executive any amounts earned, accrued and owing but not yet paid under Section 1 above and a pro rata Cash Bonus for the fiscal year in which Executive’s Disability occurs. The pro rated Cash Bonus shall be determined as provided in Section 2.1(c)(iii) above.

(b) Executive shall receive any other benefits accrued and earned in accordance with the terms of any applicable benefit plans and programs of the Company.

2.4 Death. If Executive dies while employed by the Company, the Company shall pay to Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, (i) any amounts earned, accrued and owing but not yet paid under Section 1 above and any benefits accrued and earned under the Company’s benefit plans and programs and (ii) a pro rated Cash Bonus for the fiscal year in which Executive’s death occurs, which pro rated Cash Bonus shall be determined according to Section 2.1(c)(iii) above. Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

2.5 Cause. The Company may terminate Executive’s employment at any time for Cause upon written notice to Executive, in which event all payments under this Agreement shall cease, except for Base Salary to the extent already accrued. Executive shall be entitled to any benefits accrued and earned before his termination in accordance with the terms of any applicable benefit plans and programs of the Company.

2.6 Notice of Termination. Any termination of Executive’s employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 10. The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and (iii) specify the termination date in accordance with the requirements of this Agreement.

3. Change of Control.

3.1 Effect of Change of Control. If a Change of Control occurs and Executive’s employment terminates under the circumstances described below, the provisions of Section 2.1 shall apply.

3.2 Termination Without Cause Upon or After a Change of Control. Upon or after a Change of Control, the Company (by action of the Board) may remove Executive at any time without Cause from the position in which Executive is employed hereunder or Executive may initiate termination of employment by resigning under this Section 3 for Good Reason (as defined in Section 4) (in either case the Employment Term shall be deemed to have ended) upon not less than sixty (60) days’ prior written notice to Executive (or in the case of resignation for Good Reason, Executive shall give the Company not less than sixty (60) days’ prior written notice of such resignation); provided, however, that, in the event that such notice is given, Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment. In any such event, the provisions of Section 2.1(b) or (c), as applicable, shall then apply.

3.3 Parachutes. If any amount payable to or other benefit receivable by Executive pursuant to this Agreement is deemed to constitute a Parachute Payment (as defined below), alone or when added to any other amount payable or paid to or other benefit receivable or received by Executive which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on Executive of an excise tax under Section 4999 of the Code, then, in addition to any other benefits to which Executive is entitled under this Agreement, Executive shall be paid by the Company an amount in cash equal to the sum of the excise taxes payable by Executive by reason of receiving Parachute Payments plus the amount necessary to put Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such Parachute Payments and on any payments under this Section 3.3 as if no excise taxes had been imposed with respect to Parachute Payments). For purposes of this Agreement, “Parachute Payment” shall mean a “parachute payment” as defined in Section 280G of the Code. The calculation under this Section 3.3 shall be as determined by the Company’s accountants.

4. Definitions.

4.1 “Cause” shall mean any of the following grounds for termination of Executive’s employment:

(a) Executive shall have been convicted of a felony;

(b) Executive intentionally and continually fails substantially to perform his reasonably assigned material duties to the Company (other than a failure resulting from Executive’s incapacity due to physical or mental illness), which failure has been materially and demonstrably detrimental to the Company and has continued for a period of at least 30 days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to Executive specifying the manner in which Executive has failed substantially to perform; or

(c) Executive breaches Section 5 of this Agreement.

4.2 “Good Reason” shall mean:

(a) the Company ceases to be publicly owned; or

(b) Daniel G. Cohen is no longer the Chief Executive Officer of the Company.

4.3 “Change of Control” shall mean the occurrence of any of the following:

(a) The acquisition of the beneficial ownership, as defined under the Securities Exchange Act of 1934, of twenty-five percent (25%) or more of the Company’s voting securities or all or substantially all of the assets of the Company by a single person or entity or group of affiliated persons or entities other than by a Related Entity (as defined below); or

(b) The merger, consolidation or combination of the Company with an unaffiliated entity, other than a Related Entity (as defined below) in which the directors of the Company as applicable immediately prior to such merger, consolidation or combination constitute less than a majority of the board of directors of the surviving, new or combined entity unless one-half of the board of directors of the surviving, new or combined entity, were directors of the Company immediately prior to such transaction and the Company’s chief executive officer immediately prior to such transaction continues as the chief executive officer of the surviving, new or combined entity; or

(c) During any period of two consecutive calendar years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least two-thirds thereof, unless the election or nomination for the election by the Company’s stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

(d) The transfer of all or substantially all of the Company’s assets or all or substantially all of the assets of its primary subsidiaries to an unaffiliated entity, other than to a Related Entity (as defined below).

For purposes of the definition of “Change of Control” as set forth herein, the term “Related Entity” shall mean an entity that is an “affiliate” of the Executive or Betsy Cohen, or any member of the Executive’s or Mrs. Cohen’s immediate family including her spouse or children, as determined in accordance with Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

5. Non-Competition, Non-Solicitation, Intellectual Property and Confidentiality. Executive hereby acknowledges that, during and solely as a result of his employment by the Company, Executive will receive special training and education with respect to the operation of the Company’s business and other related matters, and access to confidential information and business and professional contacts. In consideration of Executive’s employment and in consideration of the special and unique opportunities afforded by the Company to Executive as a result of Executive’s employment, Executive hereby agrees to abide by the terms of the non-competition, non-solicitation, intellectual property and confidentiality provisions below. Executive agrees and acknowledges that his employment is full, adequate and sufficient consideration for the restrictions and obligations set forth in those provisions.

5.1 Non-Competition and Non-Solicitation. In consideration of the Company’s entering into this Agreement, Executive agrees that during the Employment Term and without regard to its termination for any reason which does not constitute a breach of this Agreement by the Company, and for a period of twelve (12) months thereafter, Executive shall not, unless acting pursuant hereto or with the prior written consent of the Board:

(a) directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Executive’s name to be used in connection with any Competing Business (defined below) within any state in which the Company currently engages in any lending activity or any state in which the Company engaged in any lending activity during the thirty-six month period preceding the date the Executive’s employment terminates; provided, however, that notwithstanding the foregoing, this provision shall not be construed to prohibit the passive ownership by Executive of not more than five percent (5%) of the capital stock of any corporation which is engaged in any Competing Business having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended;

(b) solicit or divert to any Competing Business any individual or entity which is an active or prospective customer of Company or was such an active or prospective customer at any time during the preceding 12 months; or

(c) employ, attempt to employ, solicit or assist any Competing Business in employing any employee of the Company whether as an employee or consultant.

The term “Competing Business” shall mean: any entity or enterprise in the business of providing equity alternatives through lending or other financial devices on residential or commercial property.

In the event that the provisions of this Section 5.1 should ever be adjudicated to exceed the time, geographic, product or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or other limitations permitted by applicable law.

5.2 Developments. Executive shall disclose fully, promptly and in writing to the Company any and all inventions, discoveries, improvements, modifications and other intellectual property rights, whether patentable or not, which Executive has conceived, made or developed, solely or jointly with others, while employed by the Company and which (i) relate to the business, work or activities of the Company or (ii) result from or are suggested by the carrying out of Executive’s duties hereunder or from or by any information that Executive may receive as an employee of the Company. Executive hereby assigns, transfers and conveys to the Company all of Executive’s right, title and interest in and to any and all such inventions, discoveries, improvements, modifications and other intellectual property rights and agrees to take all such actions as may be requested by the Company at any time and with respect to any such invention, discovery, improvement, modification or other intellectual property rights to confirm or evidence such assignment, transfer and conveyance. Furthermore, at any time and from time to time, upon the request of the Company, Executive shall execute and deliver to the Company, any and all instruments, documents and papers, give evidence and do any and all other acts that, in the opinion of counsel for the Company, are or may be necessary or desirable to document such assignment, transfer and conveyance or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such inventions, discoveries, improvements, modifications or other intellectual property rights or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. The Company shall be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and shall reimburse Executive for all reasonable expenses incurred by Executive in compliance with the provisions of this Section 5.2.

5.3 Confidentiality.

(a) Executive acknowledges that, by reason of Executive’s employment by the Company, Executive will have access to confidential information of the Company, including, without limitation, information and knowledge pertaining to products, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods, sales and profit figures, customer and client lists and relationships between the Company and dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers and others who have business dealings with them (“Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and covenants that, both during and after the Employment Term, Executive will not disclose any Confidential Information to any person (except as Executive’s duties as an officer of the Company may require or as required by law or in a judicial or administrative proceeding) without the prior written authorization of the Board. The obligation of confidentiality imposed by this Section 5.3 shall not apply to information that becomes generally known to the public through no act of Executive in breach of this Agreement.

(b) Executive acknowledges that all documents, files and other materials received from the Company during the Employment Term (with the exception of documents relating to Executive’s compensation or benefits to which Executive is entitled following the Employment Term) are for use of Executive solely in discharging Executive’s duties and responsibilities hereunder and that Executive has no claim or right to the continued use or possession of such documents, files or other materials following termination of Executive’s employment by the Company. Executive agrees that, upon termination of employment, Executive will not retain any such documents, files or other materials and will promptly return to the Company any documents, files or other materials in Executive’s possession or custody.

5.4 Equitable Relief. Executive acknowledges that the restrictions contained in Sections 5.1, 5.2 and 5.3 hereof are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company, and that any violation of any provision of those Sections will result in irreparable injury to the Company. Executive also acknowledges that in the event of any such violation, the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, and to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Executive agrees that in the event of any such violation, an action may be commenced for any such preliminary and permanent injunctive relief and other equitable relief in any federal or state court of competent jurisdiction sitting in Pennsylvania or in any other court of competent jurisdiction. Executive hereby waives, to the fullest extent permitted by law, any objection that Executive may now or hereafter have to such jurisdiction or to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. Executive agrees that effective service of process may be made upon Executive by mail under the notice provisions contained in Section 10 hereof.

6. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives the payments provided for in Section 2.1(b) or (c) of this Agreement, Executive hereby waives Executive’s right to receive payments under any severance plan or similar program applicable to all employees of the Company.

7. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

8. Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

9. Arbitration; Expenses. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Philadelphia, Pennsylvania in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association.

10. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

RAIT Investment Trust

1818 Market Street

Philadelphia, PA 19103

With a required copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

Attention: Robert J. Lichtenstein, Esquire

If to Executive, to:

Scott F. Schaeffer

[Address Omitted]

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

11. Contents of Agreement; Amendment and Assignment.

11.1 This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Executive. This Agreement supersedes the provisions of any employment or other agreement between Executive and the Company that relate to any matter that is also the subject of this Agreement, including, but not limited to, the Amended and Restated Employment Agreement, entered into as of January 23, 2002, and such provisions in such other agreements will be null and void.

11.2 All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within fifteen (15) days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

12. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

13. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

14. Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

15. Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

16. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

17. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

18. Section 409A. To the extent that any payment under this Agreement is deemed to be deferred compensation subject to the requirements of Section 409A of the Code, and the terms of this Agreement do not incorporate the requirements of Section 409A of the Code with respect to such payments, the Company may amend this Agreement without the consent of Executive so that such payments will be made in accordance with such requirements. Amendment of the Agreement to comply with Section 409A of the Code will not require that Executive receive any additional benefit under the Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

RAIT INVESTMENT TRUST

By:	/s/ Betsy Z. Cohen
Name:	Betsy Z. Cohen
Title:	Chairman of the Board of Directors and Chief Executive Officer

EXECUTIVE

/s/ Scott F. Schaeffer
Scott F. Schaeffer